EXHIBIT 99.2

REMARK MEDIA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Financial Information

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 have been derived from the historical consolidated financial statements of Remark Media, Inc. (together with its subsidiaries, “we”, “us”, “our”, “Remark Media” or “Remark”) and Vegas.com, LLC (“Vegas.com”), as adjusted to give effect to our purchase of all of the outstanding equity interests in Vegas.com (the “Vegas.com Acquisition”), discussed in detail below, and are intended to reflect the impact of the Vegas.com Acquisition on Remark on a pro forma basis as of and for the periods indicated. In the remainder of this document, we collectively refer to Remark and Vegas.com, subsequent to the Vegas.com Acquisition, as “the Combined Company.”

We have prepared the Unaudited Pro Forma Condensed Combined Financial Information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. We have based the fair value of identifiable tangible and intangible assets acquired and liabilities assumed as a result of the Vegas.com Acquisition on preliminary estimates of fair value using what we believe are reasonable assumptions that we describe in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

As soon as practicable, we will finalize the purchase price allocation for the Vegas.com Acquisition. The final fair values of the actual identifiable assets and liabilities we acquired upon the closing of the Vegas.com Acquisition, as used in the final purchase price allocation, may depend in part on prevailing market rates and conditions. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill.  Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The following Unaudited Pro Forma Condensed Combined Financial Information is based upon, and should be read in conjunction with:

•
The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission (“SEC”) on March 31, 2015;

•
The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2015, as filed with the SEC on August 14, 2015;

•
The historical audited consolidated balance sheet of Vegas.com as of December 31, 2014 and the consolidated statements of operations and members’ deficit and cash flows for the year ended December 31, 2014 (included elsewhere in the Current Report on Form 8-K of which this financial information forms an exhibit); and

•
The historical unaudited consolidated balance sheet of Vegas.com as of June 30, 2015 and the consolidated statements of operations and members’ deficit and cash flows for the six months ended June 30, 2015 (included elsewhere in the Current Report on Form 8-K of which this financial information forms an exhibit).

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Vegas.com Acquisition as if it had been consummated on June 30, 2015, and includes pro forma adjustments for preliminary valuations made by management of certain tangible and intangible assets.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 combines our historical results for such period with Vegas.com’s historical results for the same period, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015 combines our historical results for such period with Vegas.com’s historical results for the same period. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the Vegas.com Acquisition as if it had been consummated on January 1, 2014.

We have prepared the Unaudited Pro Forma Condensed Combined Financial Information to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the Vegas.com Acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, expected to have a continuing impact on the Combined Company’s results. The differences between the actual valuations reflected in the Combined Company’s future balance sheets and the current estimated valuations used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may be material and may affect amounts, including depreciation and amortization expense, which the Combined Company will recognize in its statement of operations following the Vegas.com Acquisition.

We present the Unaudited Pro Forma Condensed Combined Financial Information, which should be read in conjunction with our financial statements and those of Vegas.com, for informational purposes only. Such information is not necessarily indicative of the operating results or financial position that actually would have been achieved if we had consummated the Vegas.com Acquisition on the dates indicated or that the Combined Company may achieve in future periods. Such information also does not reflect any cost savings, operating synergies or revenue enhancements that the Combined Company may achieve, costs to integrate the business or the impact of any non-recurring activity and any one-time, transaction-related costs. We have excluded synergies and integration costs from consideration because they do not meet the criteria for unaudited pro forma adjustments.

REMARK MEDIA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2015
(000s)

	Historical
	Remark Media	Vegas.com (See Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$844	$8,693	$26,257	5(a)	$14,413
			(21,381)	5(a)
Restricted cash	—	5,260	6,406	5(a)	11,666
Trade accounts receivable	86	1,096	—		1,182
Prepaid expense and other current assets	848	1,505	—		2,353
Related party receivable	—	517	—		517
Note receivable, current	—	172	—		172
Total current assets	1,778	17,243	11,282		30,303

Notes receivable, long term	1,350	371	—		1,721
Property and equipment, net	2,193	3,608	(3,608)	5(b)	6,848
			4,655	5(b)
Investment in unconsolidated affiliate	1,030	—	—		1,030
Related party receivable, long term	—	3,383	—		3,383
Intangibles,net	6,124	10,444	(10,444)	5(b)	45,124
			39,000	5(b)
Goodwill	5,293	—	13,960	5(b)	19,253
Other long-term assets	80	—	—		80
Total assets	$17,848	$35,049	$54,845		$107,742

Liabilities and Stockholder’s Equity
Accounts payable	$1,487	$15,340	—		$16,827
Advances from stockholder	86	—	—		86
Accrued expense and other current liabilities	1,328	12,795	(567)	5(c)	12,738
			(818)	5(d)
Demand note payable to related party	350	—	(350)	5(a)	—
Derivative liability	291	—	—		291
Current maturities of long-term debt payable to related parties	5,990	—	(5,990)	5(e)	—
Capital lease obligations	82	—	—		82
Deferred merchant booking	—	9,828	—		9,828
Current portion of LasVegas.com purchase obligation		1,190	—		1,190
Deferred revenue	—	5,229	(5,229)	5(b)	2,148
			2,148	5(b)
Total current liabilities	9,614	44,382	(10,806)		43,190

Long-term debt	3,400	—	(3,400)	5(e)	23,187
			23,187	5(f)
Long-term LasVegas.com purchase obligation	—	1,228	—		1,228
Warrant liability	—	—	10,200	5(b)	13,271
			3,071	5(g)
Contingent earnout liability	—	—	2,700	5(b)	2,700
Other liabilities	25	—	—		25
Total liabilities	13,039	45,610	24,952		83,601

Commitments and contingencies

Preferred stock	—	—	—		—
Common stock	14	—	2	5(b)	19
			3	5(e)
Additional paid-in capital	140,999	—	9,741	5(b)	158,658
			7,918	5(e)
Accumulated other comprehensive income	11	—	—		11
Accumulated deficit	(136,215)	(12,224)	13,892	5(h)	(134,547)
Unit-based compensation	—	1,663	(1,663)	5(i)	—
Total stockholders’ equity	4,809	(10,561)	29,893		24,141
Total liabilities and stockholders’ equity	$17,848	$35,049	$54,845		$107,742

REMARK MEDIA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2014
(000s, except for per share amounts)

	Historical
	Remark Media	Vegas.com (See Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$1,838	$45,335	—		$47,173
Cost of revenue	—	6,074	—		6,074
Gross margin	1,838	39,261	—		41,099

Operating expense
Sales and marketing	345	—	—		345
Content, technology and development	508	—	—		508
General and administrative	17,810	38,228	(321)	6(a)	55,717
Depreciation and amortization	767	2,602	(2,602)	6(b)	8,103
			7,336	6(b)
Impairment of long-lived assets	268	—	—		268
Total operating expense	19,698	40,830	4,413		64,941

Operating loss	(17,860)	(1,569)	(4,413)		(23,842)

Other income (expense)
Interest expense	(460)	(302)	460	6(c)	(6,367)
			(6,065)	6(c)
Interest income	—	44	—		44
Other income (expense)	82	—	—		82
Loss on disposal of property and equipment	—	(32)	—		(32)
Gain (loss) on change in fair value of derivative liability	28	—	—		28
Total other expense, net	(350)	(290)	(5,605)		(6,245)
Loss before income taxes	(18,210)	(1,859)	(10,018)		(30,087)
Benefit from (provision for) income taxes	—	—	—	6(d)	—
Net loss	$(18,210)	$(1,859)	$(10,018)		$(30,087)

Weighted average shares outstanding - basic and diluted	11,884		4,787	6(e)	16,671
Net loss per common share - basic and diluted	$(1.53)			6(e)	$(1.80)

REMARK MEDIA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2015
(000s, except for per share amounts)

	Historical
	Remark Media	Vegas.com (See Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$1,624	$24,073	—		$25,697
Cost of revenue	—	3,448	—		3,448
Gross margin	1,624	20,625	—		22,249

Operating expense
Sales and marketing	376	—	—		376
Content, technology and development	339	—	—		339
General and administrative	6,505	20,574	(300)	6(a)	26,779
Depreciation and amortization	450	1,288	(1,288)	6(b)	4,118
			3,668	6(b)
Impairment of long-lived assets	—	—	—		—
Total operating expense	7,670	21,862	2,080		31,612

Operating loss	(6,046)	(1,237)	(2,080)		(9,363)

Other income (expense)
Interest expense	(405)	(98)	405	6(c)	(4,019)
			(3,921)	6(c)
Interest income	—	9	—		9
Other income (expense)	1	—	—		1
Gain (loss) on change in fair value of derivative liability	221	—	—		221
Total other expense, net	(183)	(89)	(3,516)		(3,788)
Loss before income taxes	(6,229)	(1,326)	(5,596)		(13,151)
Benefit from (provision for) income taxes	—	—	—	6(d)	—
Net loss	$(6,229)	$(1,326)	$(5,596)		$(13,151)

Weighted average shares outstanding - basic and diluted	13,395		4,787	6(e)	18,182
Net loss per common share - basic and diluted	$(0.47)			6(e)	$(0.72)

REMARK MEDIA, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of the Vegas.com Acquisition and Related Matters

 On September 24, 2015, we completed the Vegas.com Acquisition pursuant to the terms of that certain Unit Purchase Agreement dated as of August 18, 2015 (as amended, the “Purchase Agreement”) by and among Remark, Vegas.com and the equity owners of Vegas.com listed on the signature page thereto (“Sellers”). The aggregate consideration for the Vegas.com Acquisition included (i) approximately $15.3 million of cash; (ii) 2,271,126 shares of our common stock valued at approximately $9.7 million (the “Equity Payment”), calculated for contractual purposes based on the volume weighted average price of our common stock during the 30 trading days ending on the third trading day prior to the closing date ($4.26 per share) and for accounting purposes based on the closing price of the common stock on September 24, 2015 ($4.29 per share); (iii) five-year warrants to purchase 8,601,410 shares of our common stock at an exercise price of $9.00 per share valued at $10 million, calculated based on specified valuation principles (the “Acquisition Warrants”), and (iv) up to a total of $3 million in earnout payments based on the performance of Vegas.com in the years ending December 31, 2016, 2017 and 2018 (the “Earnout Payments”). To secure certain obligations of Sellers under the Purchase Agreement, the parties deposited into escrow at closing 616,197 of the shares of our common stock comprising the Equity Payment, valued at approximately $2.6 million.

The Acquisition Warrants also provide as follows: (i) the Acquisition Warrants are exercisable on a cashless basis only; (ii) we have the right to exercise all or any portion of the Acquisition Warrants if at any time following their issuance the closing price of our common stock is greater than or equal to $14.00; and (iii) the holder has the right to sell its Acquisition Warrant back to us on their expiration date in exchange for shares of our common stock having a value equivalent to the value of the Acquisition Warrant at closing, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the expiration date (reduced pro rata based on the percentage of the Acquisition Warrant exercised), provided that this right terminates if the closing price of our common stock equals or exceeds $10.1626 for any 20 trading days during a period of 30 consecutive trading days at any time on or prior to the expiration date.

On September 24, 2015, as a condition to closing the Purchase Agreement, we also entered into an Investors Rights Agreement with Sellers providing them with registration rights for the shares of our common stock issuable under the Purchase Agreement (including under the Acquisition Warrants and shares issuable under anti-dilution adjustments) and for certain transfer restrictions on the shares held by Sellers.

On September 24, 2015, concurrently with the closing of the Vegas.com Acquisition, we entered into a Financing Agreement dated as of September 24, 2015 (the “Financing Agreement”) with certain of our subsidiaries as borrowers (together with Remark, the “Borrowers”), certain of our subsidiaries as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”), pursuant to which the Lenders extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $27,500,000 (the “Loan”). The Loan amount outstanding accrues interest at three-month LIBOR plus 10.0% per annum, payable monthly, and the Loan has a maturity date of September 24, 2018. The Financing Agreement and related documents also provide for certain fees payable to the Lenders and for the issuance of the Financing Warrant (as defined below).

On September 24, 2015, we also entered into a Pledge and Security Agreement dated September 24, 2015 (the “Security Agreement”) with the other Borrowers and the Guarantors, for the benefit of MGG, as collateral agent for the Secured Parties referred to therein, to secure the obligations of the Borrowers and the Guarantors under the Financing Agreement. The Security Agreement provides for a first-priority lien on, and security interest in, all assets of Remark Media and our subsidiaries, subject to certain exceptions.

The Financing Agreement and the Security Agreement contain representations, warranties, affirmative and negative covenants (including financial covenants with respect to quarterly EBITDA levels and the value of our assets), events of default, indemnifications and other provisions customary for financings of this type. The occurrence of any event of default under the Financing Agreement may result in the Loan amount outstanding and unpaid interest thereon, becoming immediately due and payable.

On September 24, 2015, as a condition to closing the Financing Agreement, we issued to an affiliate of MGG a five-year warrant to purchase 2,580,423 shares of our common stock at an exercise price of $9.00 per share valued at $3.0 million, calculated based on specified valuation principles, subject to certain anti-dilution adjustments (the “Financing Warrant”). The Financing Warrant also provides as follows: (i) the Financing Warrant is exercisable on a cashless basis only; (ii) the number of shares of our common stock issuable upon exercise of the Financing Warrant and the exercise price thereof are subject to anti-

dilution protection; (iii) we have the right to exercise all or any portion of the Financing Warrant if at any time following its issuance the closing price of our common stock is greater than or equal to $14.00; (iv) the holder has the right to sell the Financing Warrant back to Remark on its expiration date in exchange for $3.0 million in cash (reduced pro rata based on the percentage of the Financing Warrant exercised).

On September 24, 2015, as a condition to closing the Financing Agreement, we also entered into a Registration Rights Agreement providing the holder of the Financing Warrant with registration rights for the shares of our common stock issuable under the Financing Warrant.

In accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Purchase Agreement, the Acquisition Warrants or the Financing Warrant to the extent that the issuance of such shares, when aggregated together with other issuances in accordance with Nasdaq rules (including the issuance of 2,271,126 shares for the Equity Payment), would exceed 19.9% of the shares outstanding, unless we obtain the approval of our stockholders for issuances in excess of such amount (the “Stockholder Approval”). As a condition to closing the Purchase Agreement, we entered into Voting Agreements with stockholders together holding at least 50.1% of our voting securities outstanding immediately prior to closing, providing for their agreement to vote in favor of the Stockholder Approval. We intend to hold a special meeting of stockholders to seek the Stockholder Approval within 90 days after the closing of the Vegas.com Acquisition.

Effective September 23, 2015, we entered into amendments (collectively, the “Note Amendments”) to our $3.5 million Senior Secured Convertible Promissory Note dated January 29, 2014 with Digipac, LLC (“Digipac”) and our $3.0 million and $0.3 million Convertible Promissory Notes dated December 17, 2014 and March 13, 2015, respectively, with Ashford Capital Partners, L.P. These convertible notes had conversion prices in excess of the market price of our common stock, and the Note Amendments provided that the unpaid principal amount thereof and all accrued and unpaid interest thereon would be converted automatically into shares of our common stock at a conversion price equal to the closing price of our common stock on the immediately preceding trading day, or $4.23 per share. Also effective on September 23, 2015, Digipac converted the unpaid principal amount of and all accrued and unpaid interest under its $2.5 million Senior Secured Convertible Promissory Note dated November 14, 2013 into shares of our common stock at the existing conversion price of $3.75 per share. The conversions resulted in the issuance of a total of 2,516,154 shares of our common stock. Additionally, on September 24, 2015, we repaid the unpaid principal amount of, and all accrued and unpaid interest under our $0.35 million Demand Note dated September 11, 2014 with Digipac. We entered into the Note Amendments and repaid the demand note to satisfy a condition to the closing of the Financing Agreement. Our Chairman of the Board and Chief Executive Officer, Kai-Shing Tao, is the manager of and a member of Digipac, and our Chief Financial Officer, Douglas Osrow, is also a member.

On September 24, 2015, concurrently with the closing of the Vegas.com Acquisition, to satisfy the closing conditions under the Purchase Agreement, Vegas.com entered into a Loan Agreement dated as of September 24, 2015 with Bank of America, N.A. providing for a letter of credit facility with up to $9.3 million of availability, expiring May 31, 2016 (the “Letter of Credit Facility Agreement”). Amounts available under the Letter of Credit Facility Agreement are subject to customary fees and are secured by a first-priority lien on, and security interest in, a cash collateral account with the bank containing cash equal to 101.25% of the aggregate outstanding undrawn face amount of all letters of credit under the Letter of Credit Facility Agreement outstanding.

The Letter of Credit Facility Agreement contains representations, warranties, affirmative and negative covenants, events of default, indemnifications and other provisions customary for financings of this type. The occurrence of any event of default under the Letter of Credit Facility Agreement may result in the amount outstanding thereunder and unpaid interest thereon becoming immediately due and payable.

The terms of the Vegas.com Acquisition, the related financing and the other matters discussed above are described in our Current Report on Form 8-K filed with SEC on August 19, 2015 and our Current Report on Form 8-K initially filed with SEC on September 28, 2015, of which this financial information forms an exhibit.

2.	Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the audited and unaudited consolidated financial statements of Vegas.com included elsewhere in the Current Report on Form 8-K of which this financial information forms an exhibit, as well as our audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

We have prepared the Unaudited Pro Forma Condensed Combined Financial Information using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. We have based the fair value of identifiable tangible and intangible assets acquired and liabilities assumed as a result of the Vegas.com Acquisition on preliminary estimates of fair value using what we believe are reasonable assumptions.

As soon as practicable, we will finalize the purchase price allocation for the Vegas.com Acquisition. The final fair values of the actual identifiable assets and liabilities we acquired upon the closing of the Vegas.com Acquisition, as used in the final purchase price allocation, may depend in part on prevailing market rates and conditions. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill.  Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the SEC. Pursuant to such rules and regulations, we have condensed or omitted certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles; however, management believes that the disclosures are adequate to make the information presented not misleading.

We derived the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations as of June 30, 2015 and for the six months ended on such date from our unaudited condensed consolidated financial statements as of June 30, 2015 and for the six months ended on such date, and from Vegas.com’s unaudited condensed consolidated financial statements as of and for the same date and period. We derived the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 from our audited consolidated statement of operations for such period and from Vegas.com’s audited consolidated statement of operations for such period.

3.	Accounting Policies

Upon consummation of the Vegas.com Acquisition, Vegas.com adopted our accounting policies. We may identify differences between our accounting policies and those of Vegas.com that, when conformed, could have a material impact on the consolidated financial statements of the Combined Company. Management has determined that no significant adjustments are necessary to conform Vegas.com’s financial statements to our accounting policies in the preparation of this unaudited pro forma condensed combined financial information.

4.	Reclassifications of Historical Vegas.com Financial Information

Financial information presented in the “Vegas.com” columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations represents the historical balance sheet of Vegas.com as of June 30, 2015 and the historical statement of operations of Vegas.com for the year ended December 31, 2014 and for the six months ended June 30, 2015, respectively. We have classified or reclassified such financial information to conform to the historical presentation in our consolidated financial statements.

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

We prepared the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the effect of the following pro forma adjustments:

a.	This adjustment reflects an increase in cash and cash equivalents according to the following sources and uses (in thousands):

Sources of funds:
Proceeds from borrowings under the Loan [1]	$26,257
Total sources of funds	$26,257
Uses of funds:
Cash paid to Sellers at closing [2]	$14,007
Deposit of cash collateral required under the Financing Agreement [3]	2,250
Additional deposit of cash collateral required under the Letter of Credit Facility Agreement [4]	4,156
Payout of demand note payable to related party	350
Payment of Remark Media’s transaction costs	618
Total uses of funds	$21,381

1.	Reflects that, to consummate the Vegas.com Acquisition, we received net proceeds of $26.3 million from debt under the Loan, which bears interest at LIBOR plus 10% (10.3% as of June 30, 2015).

2.	Cash paid to Sellers at closing of $15.3 million, net of a working capital adjustment of $1.3 million.

3.	Reflects cash collateral deposited to satisfy a $2.25 million cash collateral requirement under the Financing Agreement.

4.	Reflects additional cash collateral of $4.2 million deposited to satisfy the $9.4 million cash collateral requirement for Vegas.com under the Letter of Credit Facility Agreement.

b.
The following table presents the preliminary allocation of the purchase consideration we paid to the net tangible and intangible assets we acquired based on their estimated fair values on the closing date of the Vegas.com Acquisition (in thousands):

Preliminary fair value of net assets acquired
Cash and cash equivalents	$8,693
Restricted cash	5,260
Trade accounts receivable	1,096
Prepaid expense and other current assets	1,505
Related party receivable	517
Note receivable, current	172
Total current assets	17,243
Note receivable, long term	371
Property and equipment	4,655
Related party receivable, long term	3,383
Intangibles	39,000
Total identifiable assets acquired	64,652
Accounts payable	15,340
Accrued expenses and other current liabilities	12,228
Deferred merchant booking	9,828
Current portion of LasVegas.com purchase obligation	1,190
Deferred revenue	2,148
Long-term LasVegas.com purchase obligation	1,228
Net identifiable assets acquired	22,690
Preliminary purchase consideration
Cash paid to Sellers at closing	14,007
Shares of Remark Media common stock [1]	9,743
Warrants to purchase Remark Media common stock	10,200
Fair value of the Earnout Payments	2,700
Preliminary purchase consideration	36,650
Pro forma goodwill adjustment	$13,960

1.
The Equity Payment consists of 2,271,126 shares of our common stock valued at approximately $9.7 million, calculated for contractual purposes based on the volume weighted average price of our common stock during the 30 trading days ending on the third trading day prior to the closing date ($4.26 per share) and for accounting purposes based on the closing price of the common stock on September 24, 2015 ($4.29 per share).

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.  Recorded goodwill primarily results from the synergies we expect to realize from the combination of the two companies and the assembled workforce we acquired in connection with the Vegas.com Acquisition.

The fair value of intangible assets acquired of $39.0 million consists of internally-developed software with an estimated fair value of $10.5 million, customer relationships with an estimated fair value of $20.8 million and trademarks with an estimated fair value of $7.7 million. We will amortize the internally-developed software intangible asset and the customer relationship intangible asset on a straight-line basis over their estimated useful lives of 5 years, while we expect the trademarks to have an indefinite useful life.

We estimated the fair value of intangible assets primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the valuations include the estimated annual net cash flows for each indefinite lived or definite lived intangible asset (including net revenues, operating expenses, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends as well as other factors.

c.	This adjustment reflects the elimination of deferred rent as a purchase accounting adjustment.

d.	This adjustment reflects the elimination of accrued interest expense on our historical balance sheet.

e.
This adjustment reflects the conversion of the unpaid principal amounts on the $3.5 million Senior Secured Convertible Promissory Note and the $3.0 million and $0.3 million Convertible Promissory Notes into shares of our common stock at $4.23 per share, and the conversion of the unpaid principal on the $2.5 million Senior Secured Convertible Promissory Note at $3.75 per share, resulting in the issuance of an aggregate of 2,516,154 shares of common stock.

f.
This adjustment reflects the debt incurred with a face value of $27.5 million under the Loan to consummate the Vegas.com Acquisition, less an original issuance discount of $879 thousand, the Financing Warrant valued at $3.0 million and accounted for as a discount on debt, and deferred financing charges of $363 thousand. We have presented this adjustment to reflect our early adoption of ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30) -Simplifying the Presentation of Debt Issuance Costs.” ASU No. 2015-03; which becomes effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period; simplifies the presentation of debt issuance costs by requiring that these costs related to a recognized debt liability be presented in the statement of financial condition as a direct reduction from the carrying amount of that liability.

g.
This adjustment reflects the $3.1 million fair value of the five-year Financing Warrant issued to an affiliate of MGG to purchase 2,580,423 shares of our common stock at an exercise price of $9.00 per share valued at $3.0 million, calculated based on specified valuation principles, subject to certain anti-dilution adjustments.

h.
This adjustment eliminates Vegas.com’s accumulated deficit of $12.2 million and reflects $1.5 million of expense recognized to induce the conversion of the $3.5 million Senior Secured Convertible Promissory Note and the $3.0 million and $0.3 million Convertible Promissory Notes.

i.	This adjustment reflects Vegas.com Class B units held by Vegas.com board members and executives which automatically became fully-vested and paid out from the cash paid to Sellers at closing.

6.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

We prepared the Unaudited Pro Forma Condensed Combined Statements of Operations reflect the effect of the following pro forma adjustments:

a.
This adjustment reflects the elimination of nonrecurring transaction costs of $321 thousand and $300 thousand for the year ended December 31, 2014 and six months ended June 30, 2015, respectively, that are directly related to the Vegas.com Acquisition.

b.
This adjustment reflects elimination of historical Vegas.com depreciation and amortization expense and recognition of depreciation expense of $1.1 million and $0.5 million for the year ended December 31, 2014 and six months ended June 30, 2015, respectively, as a result of fair value accounting for fixed assets acquired and recognition of amortization expense of $6.2 million and $3.2 million for the year ended December 31, 2014 and six months ended June 30, 2015, respectively.

c.
This adjustment reflects the reversal of historical interest expense of $0.5 million and $0.4 million for the year ended December 31, 2014 and six months ended June 30, 2015, respectively, as a result of the Note Amendments and the addition of interest expense of $4.6 million and $2.5 million for the year ended December 31, 2014 and six months ended June 30, 2015, respectively, on the additional debt of $27.5 million from the Loan. The adjustment also reflects $1.5 million of interest expense to induce the conversion of the $3.5 million Senior Secured Convertible Promissory Note and the $3.0 million and $0.3 million Convertible Promissory Notes for the year ended December 31, 2014 and six months ended June 30, 2015. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate would increase or decrease interest expense associated with the Loan by approximately $32 thousand annually and $16 thousand for a six-month period.

d.
Our acquisition of Vegas.com will result in the book basis in the assets acquired and liabilities assumed to be exactly equal to their respective tax basis; therefore, we do not record a deferred tax impact during the preliminary purchase price allocation. Additionally, we do not expect the pro forma combined loss before income taxes to result in a future tax benefit to the Combined Company. As a result, we present pro forma benefit for income taxes net of a full valuation allowance for both the year ended December 31, 2014 and the six months ended June 30, 2015.

e.
This adjustment represents the loss per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of 2,271,126 shares for the Equity Payment and 2,516,154 shares for the Note Amendments, assuming all shares were outstanding for the year ended December 31, 2014 and six months ended June 30, 2015. The Acquisition Warrants and the Financing Warrant are excluded from the calculation of loss per share as including these securities would have been anti-dilutive.